UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 26, 2016

ZHONE TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-32743	22-3509099
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
7195 Oakport Street
Oakland, California 94621
(Address of Principal Executive Offices, Including Zip Code)
(510) 777-7000
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.
As previously disclosed, on June 13, 2016, Zhone Technologies, Inc., a Delaware corporation (the “Company”), submitted a listing application to The Nasdaq Stock Market (“Nasdaq”) pursuant to Nasdaq Marketplace Rule 5110(a) with respect to the change of control resulting from the proposed merger (the “Merger”) contemplated by that certain Agreement and Plan of Merger, dated as of April 11, 2016, by and among the Company, Dragon Acquisition Corporation, a California corporation and wholly owned subsidiary of the Company, DASAN Networks, Inc., a company incorporated under the laws of Korea, and Dasan Network Solutions, Inc., a California corporation and wholly owned subsidiary of DASAN (the “Merger Agreement”). This listing application remains subject to Nasdaq’s approval.
On August 26, 2016, the Company received a letter from Nasdaq stating that Nasdaq staff have determined that, based on the staff’s view of the transaction and resulting changes to the Company, the proposed Merger would require the Company to satisfy all of Nasdaq’s initial listing standards for the Nasdaq Capital Market, which include a minimum bid price of $4 (or a minimum closing price of $3 for five consecutive trading days or $2 for 90 consecutive trading days). The letter further states that, if the Merger is consummated and the post-transaction Company fails to quality for initial listing, the staff will provide a staff determination letter stating that the Company’s common stock will be delisted from the Nasdaq Capital Market, absent an appeal. These initial listing standards are significantly higher than the requirements for a continued listing, and the Company does not anticipate that it will be able to satisfy the initial listing minimum bid (or closing) price requirement prior to the closing of the Merger.
Nasdaq’s authorization for the continued listing of the Company’s common stock on the Nasdaq Capital Market following the Merger is a condition to closing under the Merger Agreement. However, the Company expects that the parties to the Merger Agreement will waive this closing condition if all other conditions to the closing of the Merger have been satisfied. If the Merger is consummated prior to the Company’s listing application being approved by Nasdaq, the Company expects that shares of the Company’s common stock will continue to trade on the Nasdaq Capital Market immediately following the Merger under the new ticker symbol “DZSI,” but that Nasdaq will issue a staff delisting determination letter under Nasdaq Marketplace Rules 5110(a) and 5810 following the consummation of the Merger notifying the Company that its common stock will be subject to delisting unless the Company timely requests a hearing before a Nasdaq Hearings Panel (the “Panel”). The Company intends to timely request a hearing before the Panel and to consider available options to satisfy the initial listing standards. Under Nasdaq Marketplace Rules, while the appeal process is pending, the Company’s common stock will not be delisted. There can be no assurance that the Company will be successful in its appeal and that the Panel will grant the Company’s request for an exception to the initial listing standards to allow the Company an additional compliance period to satisfy the initial listing minimum bid or closing price requirements (and thereby obtain the requisite Nasdaq approval to the pending listing application). Delisting from the Nasdaq Capital Market could have a material adverse effect on the Company’s business and on the trading of its common stock.
Cautionary Note Regarding Forward Looking Statements: This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements related to the Company’s compliance with initial listing minimum bid or closing price requirements, the waiver of the Nasdaq closing condition under the Merger Agreement, the receipt of a staff delisting determination letter following the Merger, the appeal process and the consequences of delisting of the Company’s common stock from the Nasdaq Capital Market. The Company uses words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words, and similar expressions to identify forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict, including those identified in the Company’s other filings with the Securities and Exchange Commission (the “SEC”). Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. For information about the factors that could cause such differences, please refer to the Company’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent Quarterly Reports on Form 10-Q. Given these uncertainties, you should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this Current

Report on Form 8-K speak only as of the date of this report and the Company assumes no obligation to update any forward-looking statements for any reason.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 29, 2016	Zhone Technologies, Inc.

	By:	/s/ Kirk Misaka
Kirk Misaka
Chief Financial Officer